EXHIBIT 99.1

The Bon-Ton Stores, Inc. Appoints New Member to Its Board of Directors

YORK, Pa., April 15, 2016 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced its Board of Directors has unanimously elected Paul E. Rigby to its Board, effective immediately.  Mr. Rigby will join the Audit Committee.

Mr. Rigby, 62, has served on several private company boards since 2009, including Boscov’s Department Stores, Inc.  Prior to that, Mr. Rigby was with JPMorgan Chase and its predecessor banks, where, beginning in 1983, he served in positions of increasing responsibility for 25 years, most recently as a Managing Director.  During his time at JPMorgan Chase, he managed complex and multi-faceted relationships with numerous large- and medium-cap retailers, including The Bon-Ton Stores, Inc.

“Paul will add to our board’s expertise and working knowledge on matters related to finance, strategic planning and capital structure optimization,” said Tim Grumbacher, Chairman of the Board of Directors and Strategic Initiatives Officer.  “Paul is also highly experienced in corporate governance with knowledge gained through his service on the boards of numerous family-owned and founder-led enterprises.  We’re delighted to welcome Paul and look forward to his guidance and counsel.”

Mr. Rigby received his M.B.A. from the University of Missouri and a B.S. degree from the University of Illinois.  He currently serves on the boards of Ignite Progress, LLC; Lumisource, LLC; The Salvation Army, Chicago Metropolitan Division and Willow Creek Community Church.  Mr. Rigby also has served as an executive consultant for Telemedicine Solutions, LLC.

The election of Mr. Rigby and that of Debra K. Simon in March 2016 increases the size of The Bon-Ton Stores, Inc. board to 11 members.  Two board members, Lucinda M. Baier and Philip M. Browne, are scheduled to retire from board service at The Bon-Ton Stores, Inc. Annual Meeting of Shareholders on June 14, 2016.

With regard to the retirement of Ms. Baier and Mr. Browne, Mr. Grumbacher stated, “The Board of Directors and I would like to thank Cindy and Phil for their contributions and dedicated service. We were very fortunate to have had their counsel and support and wish them the best.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 267 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
Kim George
Divisional Vice President
Investor Relations
717.751.3071
kim.george@bonton.com